Exhibit 10.21

FIRST AMENDMENT

TO

REVOLVING SUBORDINATED LOAN AGREEMENT

THIS FIRST AMENDMENT TO the Revolving Subordinated Loan Agreement is dated this 3rd day of November, 2003 (“Amendment Agreement”) by and between Deere Credit, Inc. (Lender) and FC Stone L.L.C. (Borrower), an Iowa Limited Liability corporation (“Borrower”).

RECITALS

A.	Borrower and Lender entered into a Revolving Subordinated Loan Agreement dated as of November 21, 2002, that also governs the Transaction Documents referenced therein, and as may have been previously amended or modified. The parties hereto desire to amend the Revolving Subordinated Loan Agreement to provide for an increase in the amount that Lender agrees to lend to Borrower from $5,000,000.00 to $7,000,000.00 resulting in a total loan an commitment of $7,000,000.00 all on a revolving basis and evidenced by an amended Unsecured Revolving Subordinated Note in the amount of $7,000,000.00 originally dated November 21, 2002.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Revolving Subordinated Loan Agreement, herein referenced above, or as defined by other transaction documents referenced therein, as may be amended, if so defined therein.

2. Amendments to Revolving Subordinated Loan Agreement. The parties hereto agree that the Agreement shall be amended as follows:

2.1	Section 2 shall be amended in its entirety to read as follows:

2. Lender hereby agrees to lend the sum of Seven Million and 00/100 Dollars ($7,000.000.00) to Borrower, and Borrower agrees to borrow the said sum from Lender upon the terms and conditions set forth herein.

2.2	Section 3 paragraph 1 shall be amended in its entirety to read as follows:

3. Lender agrees that from time to time during the term of this Agreement it shall lend at its discretion to Borrower sums which, in the aggregate principal amount outstanding at any one time, shall not exceed $7,000,000.00 (the “Credit”).

3. Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Event of Default has occurred and is continuing under the Revolving Subordinated Loan Agreement or related transaction documents.

4. General Provisions.

4.1 The Revolving Subordinated Loan Agreement, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

4.2 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy Lender may have under any of the loan documents, nor constitute a waiver of any provision of any of the transaction documents, and the Revolving Subordinated Loan Agreement, as expressly modified hereby, and each of the other transaction documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the transaction documents to the “Revolving Subordinated Loan Agreement” shall be deemed to be a reference to the Revolving Subordinated Loan Agreement as amended by this Amendment Agreement.

5. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Iowa or by the laws of the State of Illinois/New York as such may so be judicially determined.

6. IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Revolving Subordinated Loan Agreement to be executed by their duly authorized officers as of the date shown above.

DEER CREDIT, INC.		FC STONE L.L.C.

By:	/s/ BERT D. JOHNSON	By:	/s/ ROBERT V. JOHNSON
Print Name:	Bert D. Johnson	Print Name:	Robert V. Johnson
Title:	Portfolio Mgr.	Title:	Exec. V.P. & CFO